Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion of our report dated February 6, 2006 relating to the consolidated balance sheets of Concord Bank, N.A. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended in this Amendment No. 1 to the Current Report on Form 8-K of Summit Bank Corporation relating to its acquisition of Concord Bank, N.A. and to the incorporation thereof by reference in the registration statements (Nos. 333-92925 and 333-29199) on Form S-8 of Summit Bank Corporation.

/s/ Killingsworth & Company, P.C.

Killingsworth & Company, P.C.

Houston, Texas

May 10, 2006